Exhibit (a)(11)

IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE ADAM FRANCHI, Individually and On ) Behalf of All Others Similarly Situated, )    ) Plaintiff, ) Case No. ______________ ) v. ) JURY TRIAL DEMANDED ) INTERSECTIONS INC., JOHN M. ) CLASS ACTION ALBERTINE, THOMAS G. AMATO, ) BRUCE L. LEV, DAVID A. MCGOUGH, ) MELVIN R. SEILER, MICHAEL R. ) STANFIELD, WC SACD ONE PARENT, ) INC., AND WC SACD ONE MERGER SUB, ) INC., ) ) Defendants. ) COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934 Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows: NATURE OF THE ACTION 1. This action stems from a proposed transaction announced on October 31, 2018 (the “Proposed Transaction”), pursuant to which Intersections Inc. (“Intersections” or the “Company”) will be acquired by affiliates of iSubscribed, WndrCo, and General Catalyst. 2. On October 31, 2018, Intersections’ Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with WC SACD One Parent, Inc. (“Parent”) and WC SACD One Merger Sub, Inc. (“Merger Sub,” and together with Parent, “WC SACD”). Pursuant to the terms of the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to acquire all of

Intersections’ outstanding common stock for $3.68 per share in cash. The Tender Offer is set to expire on December 28, 2018. 3. On November 29, 2018, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction. 4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement. JURISDICTION AND VENUE 5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9. 6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice. 7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District. PARTIES 8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Intersections common stock.

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9. Defendant Intersections is a Delaware corporation and maintains its principal executive offices at 3901 Stonecraft Boulevard, Chantilly, Virginia 20151. Intersections' common stock is traded on the NasdaqGM under the ticker symbol "INTX." Intersections is a party to the Merger Agreement.

10. Defendant John M. Albertine ("Albertine") is a director of the Company. Albertine was a member of the special committee of the Board formed in July 2018 (the "Initial Special Committee") as well as the special committee of the Board formed in October 2018 (the "Special Committee").

11. Defendant Thomas G. Amato ("Amato") is a director of the Company. Amato was a member of the Initial Special Committee and the Special Committee.

12. Defendant Bruce L. Lev ("Lev") is a director of the Company. Lev is one of the preliminary co-executors of the estate of Thomas L. Kempner, which is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation ("LHC"), which is a Rollover Holder (defined below). Lev was a managing director of LHC and was subsequently promoted to Chief Executive Officer and President of LHC.

13. Defendant David A. McGough ("McGough") is a director of the Company. McGough is a Rollover Holder (defined below).

14. Defendant Melvin R. Seiler ("Seiler") is a director of the Company. Seiler was a member of the Initial Special Committee and the Special Committee.

15. Defendant Michael R. Stanfield ("Stanfield") is President and Chairman of the Board of the Company. Stanfield and his affiliates are Rollover Holders (defined below). Stanfield owns approximately 9% of the Company's common stock.

16. The defendants identified in paragraphs 10 through 15 are collectively referred to herein as the “Individual Defendants.” 17. Defendant Parent is a Delaware corporation and a party to the Merger Agreement. 18. Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement. CLASS ACTION ALLEGATIONS 19. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of Intersections (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant. 20. This action is properly maintainable as a class action. 21. The Class is so numerous that joinder of all members is impracticable. As of October 31, 2018, there were approximately 25,571,754 shares of Intersections common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country. 22. Questions of law and fact are common to the Class, including, among others, whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues. 23. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

24. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests. 25. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate. SUBSTANTIVE ALLEGATIONS Background of the Company and the Proposed Transaction 26. Intersections provides software solutions to help consumers and businesses manage the potential risks associated with the proliferation of their data in the virtual world. 27. Under its IDENTITY GUARD® brand, the Company utilizes advanced data-enabled technologies, including artificial intelligence, to help monitor, manage, and protect sensitive information. 28. On October 31, 2018, Intersections’ Board caused the Company to enter into the Merger Agreement with WC SACD. 29. Pursuant to the terms of the Merger Agreement, Merger Sub commenced the Tender Offer to acquire all of Intersections’ outstanding common stock for $3.68 per share in cash. 30. According to the press release announcing the Proposed Transaction: Intersections Inc. (“Intersections”) (NASDAQ: INTX), a theft protection and privacy services company based in Chantilly, VA, and WC SACD One Parent, Inc. (“WC SACD”), a new joint venture entity formed by iSubscribed, WndrCo and General Catalyst, today announced that they have entered into a definitive merger agreement for the acquisition of Intersections by WC SACD.

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> Under the terms of the merger agreement, a subsidiary of WC SACD will commence shortly an all-cash tender offer to acquire all of the issued and outstanding shares of Intersections for $3.68 per share. The transaction has been unanimously approved by a Special Committee of the Board of Directors of Intersections comprised of independent and disinterested directors. Certain affiliates of Intersections have agreed, subject to customary conditions, not to tender a majority of their shares into the tender offer, but to roll over such shares in the transaction into an affiliate of WC SACD. Such affiliates have also entered into tender and support agreements with WC SACD pursuant to which they have, among other things, agreed to tender to WC SACD in the offer the shares of Intersections stock that they are not rolling over in the transaction. The transaction is subject to customary closing conditions, including the expiration of the applicable period under the Hart-Scott-Rodino Act and a minimum tender condition that requires the tender of both more than 50 percent of Intersections' outstanding shares and more than 50 percent of Intersections' outstanding shares held by stockholders other than directors, executive officers, and rollover participants. The transaction is not subject to any financing contingency. Following the tender offer, WC SACD will effect a second-step merger, pursuant to Section 251(h) of Delaware's corporate law, for all remaining Intersections shares at the same per share consideration. The transaction is expected to close during the first quarter of 2019, at which time Hari Ravichandran, the CEO and Founder of iSubscribed, is expected to assume the role of CEO of Intersections. It is also expected that shortly after the closing of the acquisition of Intersections by WC SACD, subject to certain conditions, iSubscribed will be merged into WC SACD to combine businesses with Intersections.
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> In connection with entry into the merger agreement, WC SACD, together with certain existing noteholders of Intersections (who exchanged their existing notes for the New Notes), acquired approximately $34 million of senior secured convertible notes of Intersections (the "New Notes") at a conversion price of $2.27 per share, the proceeds of which will be used by Intersections to repay in full its existing term loan facility with PEAK6 Investments, L.P. and related transaction costs, and for general working capital purposes.
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> The vision of iSubscribed and WC SACD is that iSubscribed, through its Intrusta brand and the pending combination with Intersections, will create a unified digital threat protection platform that uses adaptive technology to make it easy for consumers to manage disparate cybersecurity needs. With the addition of Intersections' Identity Guard® comprehensive identity theft protection solutions, WC SACD and iSubscribed expect the transaction to enhance Intrusta's digital threat protection offerings beyond antivirus and accelerate growth, expanding its customer base by more than a million users.

31. Each of LHC, Individual Defendant Stanfield, Stanfield Family Investments LLC (of which Stanfield is the managing member), and Individual Defendant McGough (together, the

“Rollover Holders”) have entered into contribution and assignment agreements with WC SACD, pursuant to which each Rollover Holder has agreed to contribute and assign to WC SACD, in exchange for equity interests in WC SACD, their Company shares representing a majority of their respective shares held at such time (the “Rollover Shares”). 32. The Rollover Holders have also entered into tender and support agreements with Parent, pursuant to which the Rollover Holders have agreed to tender in the Tender Offer all Company shares owned of record and beneficially by the Rollover Holders other than their Rollover Shares. The Solicitation Statement Omits Material Information, Rendering It False and Misleading 33. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction. 34. As set forth below, the Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. 35. The Solicitation Statement omits material information regarding the background of the Proposed Transaction and potential conflicts of interest. 36. The Solicitation Statement fails to disclose the “corporate advisory firm” that the Company engaged in March 2018 and the terms of its engagement. Among other things, the Solicitation Statement fails to disclose the amount of compensation the corporate advisory firm received or will receive in connection with its engagement. The Solicitation Statement also fails to disclose whether the corporate advisory firm has performed past services for any parties to the Merger Agreement or their affiliates, as well as the timing and nature of such services and the amount of compensation received by the corporate advisory firm for such services.

37. The Solicitation Statement fails to disclose the “independent financial advisor” retained by the Initial Special Committee in or around July 2018, which “contacted several parties as a market check on a proposed sale,” as well as the terms of its engagement. Among other things, the Solicitation Statement fails to disclose the amount of compensation the financial advisor received or will receive in connection with its engagement. The Solicitation Statement also fails to disclose whether the financial advisor has performed past services for any parties to the Merger Agreement or their affiliates, as well as the timing and nature of such services and the amount of compensation received by the financial advisor for such services.     38. The Solicitation Statement fails to disclose the basis for Individual Defendant Stanfield’s “view that the Board of Directors would likely not even consider an acquisition proposal under $3.50 to $4.00 per share” as conveyed by Stanfield to WC SACD on September 26, 2018. 39. The Solicitation Statement fails to disclose the financial advisor retained by the Special Committee on October 15, 2018 and the terms of its engagement. Among other things, the Solicitation Statement fails to disclose the amount of compensation the financial advisor received or will receive in connection with its engagement. The Solicitation Statement also fails to disclose whether the financial advisor has performed past services for any parties to the Merger Agreement or their affiliates, as well as the timing and nature of such services and the amount of compensation received by the financial advisor for such services.     40. The Solicitation Statement also fails to disclose the reasons “the Special Committee and such financial advisor agreed to terminate the engagement” “several days after entering into such engagement,” including whether the termination was the result, in whole or in part, of potential conflicts of interest.

41. The Solicitation Statement fails to disclose whether the Company entered into any non-disclosure agreements that contained standstill and/or “don’t ask, don’t waive” provisions that are or were preventing the counterparties from submitting superior offers to acquire the Company, including, but not limited to, the agreements executed by Strategic Company A, Strategic Company B, Fund D, and Fund E. Without this information, stockholders may have the mistaken belief that, if these potentially interested parties wished to come forward with a superior offer, they are or were permitted to do so, when in fact they are or were contractually prohibited from doing so. 42. The Solicitation Statement fails to disclose the nature of the discussions that took place on October 29, 2018 between Individual Defendant Lev and representatives of WC SACD regarding “the board composition of the surviving company and board observer rights,” as well as the timing and nature of all other communications regarding post-transaction employment and directorship, including who participated in all such communications. Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders.     43. The omission of the above-referenced material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: The Solicitation or Recommendation. 44. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I (Claim for Violation of Section 14(e) of the 1934 Act Against Defendants) 45. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 46. Section 14(e) of the 1934 Act states, in relevant part, that: It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.] 47. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading. 48. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants. 49. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above. 50. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement. 51. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available. 52. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading. 53. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act. 54. Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm. 55. Plaintiff and the Class have no adequate remedy at law. COUNT II (Claim for Violation of 14(d) of the 1934 Act Against Defendants) 56. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 57. Section 14(d)(4) of the 1934 Act states: Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors. 58. Rule 14d-9(d) states, in relevant part: Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.] Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.” 59. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading. 60. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading. 61. The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer. 62. Plaintiff and the Class have no adequate remedy at law. COUNT III (Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants and WC SACD) 63. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 64. The Individual Defendants and WC SACD acted as controlling persons of Intersections within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as directors of Intersections and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading. 65. Each of the Individual Defendants and WC SACD was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected. 66. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement. 67. WC SACD also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement. 68. By virtue of the foregoing, the Individual Defendants and WC SACD violated Section 20(a) of the 1934 Act. 69. As set forth above, the Individual Defendants and WC SACD had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. 70. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm. 71. Plaintiff and the Class have no adequate remedy at law. PRAYER FOR RELIEF WHEREFORE, plaintiff prays for judgment and relief as follows: A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction; B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages; C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading; D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder; E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and F. Granting such other and further relief as this Court may deem just and proper. JURY DEMAND Plaintiff hereby demands a trial by jury. Dated: December 11, 2018 RIGRODSKY & LONG, P.A. By: /s/ Gina M. Serra Brian D. Long (#4347) OF COUNSEL: Gina M. Serra (#5387) 300 Delaware Avenue, Suite 1220 RM LAW, P.C. Wilmington, DE 19801 Richard A. Maniskas Telephone: (302) 295-5310 1055 Westlakes Drive, Suite 300 Facsimile: (302) 654-7530 Berwyn, PA 19312 Email: bdl@rl-legal.com Telephone: (484) 324-6800 Email: gms@rl-legal.com Facsimile: (484) 631-1305 Email: rm@maniskas.comAttorneys for Plaintiff

CERTIFICATION OF PLAINTIFF I, Adam Franchi (“Plaintiff”), hereby declare as to the claims asserted under the federal securities laws that: 1. Plaintiff has reviewed the complaint and authorizes its filing. 2. Plaintiff did not purchase the security that is the subject of this action at the direction of Plaintiffs counsel or in order to participate in any private action. 3. Plaintiff is willing to serve as a representative party on behalf of the class, either individually or as part of a group, and I will testify at deposition or trial, if necessary. I understand that this is not a claim form and that I do not need to execute this Certification to share in any recovery as a member of the class. 4. Plaintiffs purchase and sale transactions in the Intersections Inc. (NasdaqGM: INTX) security that is the subject of this action during the class period is/are as follows: PURCHASES SALES Buy Shares Price per Sell Shares Price per Date Share Date Share 10/2118 6 $1.84 Please list additional transactions on separate sheet of paper, if necessary. 5. Plaintiff has complete authority to bring a suit to recover for investment losses on behalf of purchasers of the subject securities described herein (including Plaintiff, any co-owners, any corporations or other entities, and/or any beneficial owners).

6. During the three years prior to the date of this Certification, Plaintiff has not moved to serve as a representative party for a class in an action filed under the federal securities laws. 7. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond Plaintiff’s pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the Court. I declare under penalty of perjury that the foregoing is true and correct. Executed this 10th day of December, 2018. Adam Franchi

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